UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 4, 2009

FIDELITY NATIONAL FINANCIAL, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-32630	16-1725106

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 Riverside Avenue
Jacksonville, Florida	32204

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (904) 854-8100
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 8.01. OTHER EVENTS
     On February 4, 2009, Fidelity National Financial, Inc. (“FNF”) announced its unaudited financial results for the three-month and twelve-month periods ended December 31, 2008. The unaudited summary of earnings, segment information and summary balance sheet information are attached as Exhibit 99.1.
Summary Analysis of Unaudited Fourth Quarter Results
     FNF generated $1 billion in revenue for the fourth quarter of 2008, with a net loss of $1.7 million. The fourth quarter results include the impact of Commonwealth Land Title Insurance Company, Lawyers Title Insurance Company and United Capital Title Insurance Company (the “Acquired Underwriters”), subsidiaries purchased from LandAmerica Financial Group, Inc. (“LandAmerica”) from their acquisition date of December 22, 2008.
     The title segment generated $899 million in total revenue for the fourth quarter of 2008, a decline of 23% from the fourth quarter of 2007. This result for the 2008 period includes the impact of the Acquired Underwriters from their acquisition date of December 22. Direct title premiums declined by 34% versus the fourth quarter of 2007, while agency premiums declined by 26%. Escrow and other fees were down by only 2%, as $55 million in default revenue earned offset the decline in escrow fees.
     Personnel costs of $267 million were down $91 million, or 26%, versus the fourth quarter of 2007, and decreased by $45 million, or 14%, sequentially from the third quarter. Headcount was reduced by approximately 500 positions during the fourth quarter, ending the year with about 8,100 field employees, before the impact of the acquisition of the Acquired Underwriters. Other operating expenses of $238 million showed a 2% decline versus the fourth quarter of 2007 and the third quarter of 2008. The provision for title claims was $52 million for the fourth quarter of 2008. Actual title claims paid in the quarter declined to $50 million, down sequentially from $85 million in the third quarter.
     Specialty Insurance revenue was $97 million for the fourth quarter, an increase of approximately $4.5 million from the fourth quarter of 2007. Flood insurance generated $41 million in revenue and personal lines insurance contributed $34 million in revenue. Pre-tax earnings of $18 million were positively impacted by increased flood claim processing revenue during the fourth quarter, driven by late summer hurricane-related floods.
     Debt on FNF’s balance sheet at December 31, 2008 primarily consisted of the $490 million in senior notes due in 2011 and 2013, the $585 million drawn under FNF’s credit facility, the $50 million subordinated note issued to LandAmerica on December 22, 2008 as partial consideration for the Acquired Underwriters and other non-recourse debt. The debt to total capital ratio was 32% at December 31, 2008, and 29% without the non-recourse debt. Also, FNF repaid $50 million under its revolving credit facility on January 22, 2009, leaving it with $535 million outstanding.
The Acquired Underwriters
     On December 22, 2008, FNF purchased the Acquired Underwriters for consideration consisting of cash of $151.7 million, a $50 million principal amount subordinated note and 3,176,620 shares of FNF’s common stock. FNF’s December 31, 2008 balance sheet information filed herewith includes preliminary balances for the Acquired Underwriters which may change as FNF’s purchase accounting analysis is completed. However, based on those preliminary balances, the Acquired Underwriters had cash and investments as of December 31, 2008 of approximately $1.1 billion and total assets that amounted to less than 20% of FNF’s total assets as of that date. During 2008, prior to the acquisition, the Acquired Underwriters had substantial losses from operations. The calculation of the exact amount of these losses incurred by the Acquired Underwriters has not been completed, but will be reported under a Form 8-K to be filed by FNF in early March, as permitted by the Securities and Exchange Commission rules. For the nine months ended September 30, 2008, LandAmerica reported loss before taxes from its title operations segment of $332.3 million, although the Acquired Underwriters do not represent the entire title segment of LandAmerica. Since the acquisition, FNF has been engaged in an effort to reduce overhead at the Acquired Underwriters and restore them to profitability. Through the end of January, FNF had eliminated approximately 1,500 of the 5,500 employees and closed 125 of the offices acquired in the transaction. Agent relationships are also being evaluated and reduction in the agency base is likely. For the month of January 2009, FNF opened an average of 14,100 orders per day in its direct title insurance operations, of which the direct operations of the Acquired Underwriters contributed an average of approximately 2,100 orders per day.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
                    (d) Exhibits

Exhibit
Number	Description
99.1	Unaudited summary of earnings, segment information and summary balance sheet information of Fidelity National Financial, Inc. for the three-month and twelve-month periods ended December 31, 2008 and 2007.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Anthony J. Park
Anthony J. Park
Chief Financial Officer

Dated: February 5, 2009

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EXHIBIT INDEX

Exhibit
Number	Description
99.1	Unaudited summary of earnings, segment information and summary balance sheet information of Fidelity National Financial, Inc. for the three-month and twelve-month periods ended December 31, 2008 and 2007.

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